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                                  EXHIBIT 99.2

                              Form of Press Release


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               IRT PROPERTY COMPANY ADOPTS SHAREHOLDER RIGHTS PLAN

CONTACT:   Mary M. Thomas
           Executive Vice President
           (770) 955-4406

ATLANTA, GEORGIA--August 21, 1998--IRT PROPERTY COMPANY (NYSE:IRT) announced that its Board of Directors has adopted a shareholder rights plan (the Rights
Plan) at its August 10, 1998 meeting and will issue common stock purchase rights (Rights) in connection with the Rights Plan.

Thomas H. McAuley, President and CEO, stated: "The Rights are designed to assure that all of IRT's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of IRT without paying all shareholders a control premium. The Rights Plan is not being adopted in response to any unsolicited takeover proposals. The Rights Plan is intended to enable all shareholders to realize the long-term value of their investment in IRT. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire IRT to negotiate with the Board prior to attempting a takeover."

The Board declared a dividend of one Right for each outstanding share of IRT common stock (Common Stock or Shares). Future issuances of IRT Common Stock will include Rights. Prior to the time they become exercisable, the Rights are redeemable at $0.001 per Right at the option of the Board.

Generally, Rights will be exercisable at $40.00 per Share only if a person or group acquires 15% or more of IRT's Common Stock or announces a tender or exchange offer. Upon such acquisition, a Rights holder (other than the person or group acquiring 15% or more) will be entitled to purchase, at the Right's then-current exercise price, a number of shares of IRT Common Stock having a market value of twice such price. If IRT is acquired by merger, consolidation or otherwise after a person has acquired 15% or more of IRT's outstanding Common Stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price.

Following the acquisition of 15% or more of the common stock, but less than 50%, the Board may exchange some or all of the Rights (other than Rights owned by the acquiring person or group) at an exchange ratio of one share of common stock for each Right.

The Rights will be issued on August 31, 1998, to shareholders of record as of the close of business on August 26, 1998. The Rights will expire on August 31, 2008, unless sooner


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redeemed or exchanged. Shareholders will receive additional information from IRT on the Rights Plan in the near future and do not need to take any action to receive the Rights.

IRT's Board also adopted two amendments to its by-laws to protect IRT's shareholders from unsolicited takeover proposals. The Board adopted the fair price requirements of the Georgia Business Corporation Code which provide generally that, in the event of a takeover of IRT, all shareholders will receive a "fair price" for their shares, as determined by the statute. The Board also adopted the business combination provisions of the Georgia Code that restrict business combinations with "interested parties."

Headquartered in Atlanta, Georgia, IRT is a self-administered and self-managed equity real estate investment trust with principal investments in neighborhood and community shopping centers in the southeastern United States.